EXHIBIT 32

WRITTEN STATEMENT OF THE CHIEF FINANCIAL OFFICER AND

PRINCIPAL EXECUTIVE OFFICER

Pursuant to 18 U.S.C. Section 1350

Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Chief Financial Officer and Principal Executive Officer of American Fiber Green Products, Inc. (the “Company”), hereby certify that the Quarterly Report on Form 10-Q of the Company for the three and six months ended June 30, 2009, (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 14, 2009

By:	/s/ Michael A. Freid
Chief Financial Officer and Principal
Accounting Officer

By:	/s/ Daniel L. Hefner
President and Director (Principal
Executive Officer)